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                                                                   EXHIBIT 10.41

                              IDENTIX INCORPORATED
                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into as of the 22nd day of August 2001, between Identix Incorporated, a Delaware corporation ("Identix"), and Mark S. Molina ("Employee").

                                   BACKGROUND

        Identix desires to assure the services of Employee from the date hereof (the "Effective Date") for the term of years after the Effective Date indicated on Schedule A (the "Term"), and Employee is willing to be employed by Identix during such period, on the terms and subject to the conditions set forth in this Agreement.

        THE PARTIES AGREE AS FOLLOWS:

               1. Duties. During the Term, Employee shall devote all of Employee's business time, energy, and skill to the affairs of Identix; provided, however, that Employee may undertake such specific additional charitable and business activities, if any, as Identix may reasonably approve (including, without limitation, activities for affiliates of Identix). During the Term, Employee shall report directly to the person indicated on Schedule A, or to such other person or persons as may be selected by the Board of Directors of Identix from time to time.

               2.     Term of Employment.

                      2.1 Definitions. For purposes of this Agreement the following terms shall have the following meanings:

                             (a) "Change in Control" shall mean the occurrence
of any one of the following: (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Identix, a subsidiary, an affiliate, or an Identix employee benefit plan, including any trustee of such plan acting as a trustee) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Identix representing fifty percent (50%) or more of the combined voting power of Identix's then outstanding securities; (ii) the election to a majority of the seats of the Board of Directors of Identix of candidates who were not proposed by a majority of the Board in office prior to the time of such election; or (iii) the dissolution or liquidation (partial or total) of Identix or a sale of assets involving fifty percent (50%) or more of the assets of Identix (other than the disposition of a subsidiary) or other transaction or series of related transactions pursuant to which the holders, as a group, of all of the shares of Identix


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outstanding prior to the merger, reorganization or other transaction hold, as a group, less than fifty percent (50%) of the shares of Identix outstanding after the merger, reorganization or other transaction.

                             (b) "Resignation for Good Reason" shall mean a
voluntary resignation of employment by Employee as a result of (i) a material diminution in responsibility, (ii) decrease in base salary, (iii) an involuntary relocation, if there has been no Change in Control, or (iv) in the event of a Change in Control, an involuntary relocation required of the Employee due to a change by Identix in the location at which the Employee performs Employee's principal duties for Identix to a new location that is both (A) outside a radius of fifty (50) miles from the Employee's principal residence immediately prior to the date of the Change in Control (the "Measurement Date") and (B) more than thirty (30) miles from the location at which the Employee performed Employee's principal duties for Identix immediately prior to the Measurement Date, provided that Employee notifies Identix on or prior to any such resignation of the reason for such resignation and Identix fails to cure such event within thirty (30) days thereafter.

                             (c) "Termination For Cause" shall mean termination
by Identix of Employee's employment by Identix (i) by reason of Employee's commission of a felony or other conduct involving fraud or moral turpitude, (ii) by reason of Employee's fraud upon, or deliberate injury or attempted injury to Identix, (iii) by reason of Employee's failure to substantially perform for Identix the normal material duties related to Employee's job position (other than failure resulting from incapacity due to disability or death) which failure continues for sixty (60) days following the Employee's receipt of written notice of such failure to perform, specifying the nature of the failure and the means by which it can be remedied, (iv) by reason of Employee's willfully engaging in gross misconduct which is materially and demonstrably injurious to Identix, or
(v) by reason of Employee's willful breach of this Agreement in any material respect.

                             (d) "Termination Other Than For Cause" shall mean
termination by Identix of Employee's employment by Identix (other than in a Termination For Cause). Included within the definition of "Termination Other Than For Cause" shall be (i) Employee's death during the Term, (ii) termination of Employee's employment by Identix based on Employee's failure to perform Employee's duties under this Agreement on account of illness or physical or mental incapacity for a period of more than three (3) consecutive months or
(iii) any other involuntary termination that does not constitute a Termination For Cause.

                             (e) "Voluntary Termination" shall mean termination
by Employee of Employee's employment with Identix, excluding termination by reason of Resignation for Good Reason as described in Section 2.1(b) and termination by reason of Employee's death or disability as described in Section 2.1(d).




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                      2.2 Basic Term. The term of employment of Employee by
Identix shall commence on the Effective Date and shall continue for the Term unless extended by mutual written agreement of Employee and Identix or earlier terminated as provided in this Agreement.

                      2.3 Termination For Cause. Termination For Cause may be effected by Identix at any time during the Term and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall be immediately paid all accrued salary, and all accrued vacation pay, all to the effective date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus.

                      2.4 Termination Other Than For Cause or Resignation for Good Reason. Notwithstanding anything else in this Agreement, Identix may effect a Termination Other Than For Cause at any time after giving at least 30 days' notice to Employee of such termination or pay in lieu of such notice. Upon the effective date of any Termination Other Than For Cause or Resignation for Good Reason, (a) Employee shall immediately be paid all accrued salary, and all accrued vacation pay, all to the effective date of termination, (b) as severance compensation, Employee shall continue to be paid Employee's then current base salary for the 12 month severance period ("Severance Period"); provided, that Employee shall have the right, exercisable in Employee's sole judgment, to be immediately paid, in one-lump sum payment, an amount equivalent to Employee's base salary for 12 months, rather than receiving such amount in regular payments over the term of the Severance Period, (c) Employee shall immediately be paid all bonuses accrued through the date of termination, (d) during the Severance Period, Identix shall make COBRA payments to continue Employee's medical and dental benefits (or pay Employee an amount equivalent to such COBRA payments) and shall make payments to continue Employee's term life insurance (or pay Employee an amount equivalent to the premiums in effect prior to termination), and (e) all options to purchase Common Stock granted to Employee by Identix, whether prior to or after the Effective Date, shall fully vest immediately, and notwithstanding any provision of any relevant stock option agreement or stock option plan to the contrary, Employee shall have 12 months from the effective date of termination to exercise such options, but Employee shall not be paid any other compensation or reimbursement of any kind. If any Termination Other Than For Cause is the result of the death of Employee, all payments payable under this Section 2.4 shall be paid to Employee's heirs or legal representative.

                      2.5 Voluntary Termination. In the event of a Voluntary Termination, Identix shall immediately pay to Employee all accrued salary, and all accrued vacation pay, all to the effective date of termination, but no other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus.




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                      2.6 Change in Control. If a Change in Control shall have
occurred during the Term, in addition to any rights Employee may have under applicable stock option plans and/or stock option agreements with the Company, the following shall apply:

                             (a) (i) If the Change in Control occurs during the
first year of this Agreement, then the Term, as indicated on Schedule A, shall not be changed.

                                    (ii) If the Change in Control occurs during
the second year of this Agreement, then the Term shall be extended to the first anniversary of the Change in Control.

                             (b) (i) If there is a Termination Other Than For
Cause or Resignation for Good Reason within one year after a Change in Control, and if any of the payments or benefits received or to be received by the Employee in connection with a Change in Control or the Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Identix,) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), Identix shall pay, at the time specified in Section 2.6(b)(iv), to the Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

                                    (ii) For purposes of determining whether any
of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Employee and selected by the accounting firm which was, immediately prior to the Change in Control, Identix's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) should not be treated by the courts as constituting parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (B) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) should be treated by the courts as representing reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code), or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All fees and expenses of the Tax Counsel and the Auditor shall be borne solely by Identix.




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                                    (iii) For purposes of determining the amount
of the Gross-Up Payment, the Employee shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Section 68 of the Code.

                                    (iv) The Gross-Up Payment shall be made upon
the payment to the Employee of the Total Payments, unless it is initially determined by Identix or the Tax Counsel that the Total Payments are not subject to the Excise Tax but after payment of the Total Payments, it is finally determined following the proceedings set forth in Section 2.6(b)(v) and (vi) that the Total Payments are subject to the Excise Tax, in which case it shall be made upon the imposition upon the Employee of the Excise Tax.

                                    (v) The Employee shall notify Identix in
writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Identix of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise Identix of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Employee gives such notice to Identix (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Identix notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                      A) give Identix any information reasonably requested by Identix relating to such claim;

                      B) take such action in connection with contesting such claim as Identix shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Identix and reasonably satisfactory to the Employee;

                      C) cooperate with Identix in good faith in order to effectively contest such claim; and

                      D) permit Identix to control any proceedings relating to such claim as provided below;





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provided, however, that Identix shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                                    (vi) Identix shall control all proceedings
taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Identix shall determine; provided, however, that if Identix directs the Employee to pay such claim and sue for a refund, Identix shall advance the amount of such payment to the Employee on an interest-free basis, and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Employee is required to extend the statute of limitations to enable Identix to contest such claim, the Employee may limit this extension solely to such claim. Identix's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by Identix without the Employee's consent if such position or resolution could reasonably be expected to adversely affect the Employee (including any other tax position of the Employee unrelated to the matters covered hereby).

                                    (vii) In the event that the Employee
receives a refund of the Excise Tax previously paid, the Employee shall repay to Identix, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by the Employee from the Internal Revenue Service on the refund, and an amount equal to the reduction in the Employee's Federal, state and local income tax assuming that the repayment is deductible, using the assumptions set forth in Section 2.6(b)(iii). If, after the receipt by the Employee of an amount advanced by Identix in connection with an Excise Tax claim, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Identix does not notify the Employee in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.




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               3. Salary and Benefits.

                      3.1 Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Identix shall initially pay to Employee a "base salary" at the rate indicated on Schedule A, subject to deductions, payable bi-weekly in the same manner as other Identix employees receive their base compensation.

                      3.2 Bonus. Employee shall be eligible for a bonus as indicated on Schedule A.

                      3.3 Fringe Benefits. Employee shall be eligible to participate in such of Identix's benefit plans as are now generally available or later made generally available to employees of Identix. Such benefits shall at a minimum include medical, dental and term life insurance.

               4. Annual Performance Review. Identix shall perform an annual review of Employee's performance and, in the discretion of the Board of Directors of Identix, make appropriate increases in Employee's base salary and determine whether additional stock option grants should be recommended to the Board of Directors of Identix. The first such annual performance review after the Effective Date shall be conducted on or about July 2002.

               5. Miscellaneous.

                      5.1 Waiver. The waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

                      5.2 Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or 12 hours after facsimile transmission to the persons identified below or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

                      If to Identix:

                      100 Cooper Court
                      Los Gatos, California 95032
                      Attn:  Chief Executive Officer
                      Facsimile: 408-395-8166




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                      Confirmation No.: 408-335-1482

                      If to Employee:

                      To the address indicated on Schedule A

Any party may change its address for notices by notice duly given pursuant to this Section 5.2.

                      5.3 Headings. The headings contained in this Agreement are intended for convenience and shall not be used to interpret the meaning of this Agreement or to determine the rights of the parties.

                      5.4 Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents. Employee hereby submits to the jurisdiction and venue of the Superior Court of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California for any legal action arising from or connected with this Agreement. Employee agrees that service upon Employee in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 5.2.

                      5.5 Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that this Agreement shall not be assignable by Identix (except in connection with the merger or consolidation of Identix with or into another entity or the sale by Identix of all or substantially all of its assets) or by Employee.

                      5.6 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures of each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

                      5.7 Withholdings. All sums payable to Employee hereunder shall be reduced by all Federal, state, local and other withholding and similar taxes and payments required by applicable law.

                      5.8 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.




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                      5.9 Entire Agreement; Modifications. Except as otherwise
provided herein, this Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought, provided that no modification shall be enforceable against Identix unless signed by the Chief Executive Officer or Chief Operating Officer of Identix.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     IDENTIX INCORPORATED


                                     By /s/ Robert McCashin
                                       ----------------------------------------
                                       Name:  Robert McCashin
                                       Title: Chairman and CEO



                                     EMPLOYEE


                                     By /s/ Mark S. Molina
                                       ----------------------------------------






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                              EMPLOYMENT AGREEMENT

                                   SCHEDULE A

1.  Name and address of Employee:   Mark S. Molina
                                    16111 Jasmine Way
                                    Los Gatos, CA 95032

2.  Term of Agreement:              2 years

3.  Initial Annual Base Salary:     $220,000

4.  Bonus:                          As established by Board from time to time.

5.  Severance Period:               12 months

6.  Initially report to:            Chairman and CEO


Initialed by:

Identix:       /s/ Robert McCashin
               ___________________

Employee:      /s/ Mark S. Molina
               ___________________


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